Exhibit 4.4

Execution Version

CLASS A COMMON STOCK WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN AQUIRED FOR INVESTMENT AND NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE

CLASS A COMMON STOCK OF

STUBHUB HOLDINGS, INC.

Issued on March 10, 2023 (the “Issue Date”)

Void after the Expiration Date

StubHub Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that Yankee Global Enterprises LLC, a Delaware limited liability company (“Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company up to that number of shares of Warrant Stock which are at such time Vested Warrant Stock at a price per share equal to the Warrant Price (each as defined below). Any capitalized terms used but not defined in this Agreement (including Schedule 1) shall have the respective meanings ascribed to them in that certain Strategic Alliance Agreement by and between the Holder and StubHub, Inc., a Delaware corporation on behalf of itself and its Affiliates (the “SA Agreement”).

1. DEFINITIONS. The following definitions shall apply for purposes of this Warrant:

1.1 “Advisory Services Warrant Stock” means the 51,379.32 of the total 98,806.42 of Warrant Stock described on Schedule 1 hereto under the subheading entitled “Vesting Based on Advisory Services”.

1.2 “Change of Control” means (a) any Person becoming the “beneficial owner”, as such term is used in Rule 13-d3 under the Exchange Act, of securities representing more than fifty percent (50%) of the voting power of the Company by means of merger, acquisition, consolidation or other form of corporate reorganization in which outstanding shares of capital stock of the Company are exchanged for cash, securities or other consideration issued or paid, or caused to be issued or paid, by the acquiring entity or its subsidiary (other than a mere reincorporation transaction) or (b) a sale, lease or conveyance of all or substantially all of the assets of the Company.

1.3 “Expiration Date” means the earlier of (a) 5:00 p.m. Eastern time on the tenth (10th) anniversary of the date of this Warrant; (b) the closing of a Change of Control or an Initial Public Offering, and (c) 5:00 p.m. Eastern time on the date which is thirty (30) days after the SA Agreement is terminated pursuant to the terms therein.

1.4 “Initial Public Offering” means the consummation of the Company’s sale to the public of any of its Class A Common Stock pursuant to a registration statement under the Securities Act.

1.5 “Vested Warrant Stock” means, as of any date, a number of shares of Warrant Stock that have vested pursuant to the terms hereof. The Warrant Stock shall vest in accordance with the terms set forth on Schedule 1 of this Warrant and, if applicable, Section 2.3.

1.6 “Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

1.7 “Warrant Price” means $0.01 per share of Warrant Stock, subject to adjustment as provided herein.

1.8 “Warrant Stock” means up to 98,806.42 shares of the Class A Common Stock of the Company, subject to adjustment as provided herein.

2. EXERCISE.

2.1 Exercise Period. This Warrant may be exercised with respect to Vested Warrant Stock only at any time on or prior to the Expiration Date.

2.2 Expiration. To the extent not exercised on or prior to the Expiration Date, this Warrant shall automatically expire and be of no further force and effect after the Expiration Date, and upon such date, this Warrant will no longer be exercisable for any shares of Warrant Stock.

2.3 Change of Control or Initial Public Offering. Immediately prior to any Change of Control or Initial Public Offering (a) all Advisory Services Warrant Stock that is scheduled to vest in the then-current calendar year and the immediately subsequent calendar year, shall automatically vest in full and become Vested Warrant Stock, and (b) all Vested Warrant Stock shall automatically be deemed to be exercised in full without any action by the Holder in the manner set forth in Section 2.9. This Warrant shall automatically terminate in its entirety following the vesting and exercise of all such Vested Warrant Stock and immediately prior to the consummation of such Change of Control or Initial Public Offering, as applicable. Following the termination of this Warrant, the parties will negotiate in good faith using commercially reasonable best efforts (as such term is defined in the SA Agreement) for a period of thirty (30) days after the date of termination of this Warrant to enter into a new agreement providing for Holder to be issued all remaining unvested Warrant Stock on the same dates and upon the same conditions as set forth on Schedule 1 hereto.

2.4 Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part, for up to the number of shares of Vested Warrant Stock, by surrendering this Warrant at the principal offices of the Company (or at such other location or using such electronic method as the parties may agree in writing), with the Notice of Exercise attached hereto as Schedule 2, duly executed by the Holder, and payment of an amount equal to the product obtained by multiplying (i) the number of shares of Vested Warrant Stock to be purchased by the Holder by (ii) the Warrant Price (unless the Holder makes a net exercise election in accordance with Section 2.9).

2.5 Form of Payment. Payment may be made, at the Holder’s sole option, by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company to such bank account designated in writing by the Company, or (iii) any combination of the foregoing.

2.6 Partial Exercise. Upon a partial exercise of this Warrant, this Warrant may thereafter be exercised solely for up to the remaining number of shares of Vested Warrant Stock not previously purchased upon exercise of this Warrant. The Company shall execute and deliver to the Holder within a reasonable time an Acknowledgement in the form attached hereto as Schedule 4 indicating the number of Vested Warrant Stock which remain subject to this Warrant, if any.

2.7 No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares. If upon any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of any such fractional share, calculated on the basis of the Warrant Price.

2.8 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws. As a condition to the exercise of this Warrant, the Holder shall execute the Notice of Exercise attached hereto as Schedule 2.

2.9 Net Exercise Election. The Holder may elect to convert all or a portion of this Warrant (to the extent of any Vested Warrant Stock), without the payment by the Holder of any additional consideration, by the surrender of this Warrant or such portion to the Company, with the net exercise election selected in the Notice of Exercise attached hereto duly executed by the Holder, up to the number of shares of Vested Warrant Stock that is obtained under the following formula:

X = Y (A-B)
A

X = the number of shares of Vested Warrant Stock to be issued to the Holder pursuant to this Section 2.9.

Y = the number of shares of Vested Warrant Stock (at the date of such calculation) for which this Warrant may then be exercised.

A = the fair market value of one share of Warrant Stock, determined as set forth below as at the time the net exercise election is made pursuant to this Section 2.9.

B = the Warrant Price.

For purposes of the above calculation, the fair market value of one share of Vested Warrant Stock shall be determined by the Company’s Board of Directors in good faith and assuming an orderly sale transaction between a willing buyer and a willing seller, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Company’s Class A Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Class A Common Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Class A Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock; provided, that, (a) if the exercise is in connection with a Change of Control, the fair market value shall be the value attributed to a share of the Company’s Class A Common Stock in the Change of Control and (b) if the exercise is in connection with an Initial Public Offering, the fair market value shall be the per share offering price to the public of the Initial Public Offering.

3. ISSUANCE OF STOCK. Except as set forth in Section 2.3 above, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Vested Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same, a certificate (or certificates) or confirmation of a book entry in the Company’s stock ledger, for the number of whole shares of Vested Warrant Stock issuable upon such exercise.

4. ADJUSTMENT PROVISIONS. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised:

4.1 Adjustment for Stock Splits and Stock Dividends. The Warrant Price and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be proportionally adjusted to reflect any stock dividend, stock split or reverse stock split, or other similar event affecting the number of outstanding shares of the Company’s Class A Common Stock (or such other stock or securities).

4.2 Adjustment for Reorganization, Consolidation, Merger. Except as provided in Section 2.3 above, in case of any recapitalization, reorganization, consolidation or merger of the Company after the date of this Warrant (other than a Change of Control), or in case, after such date, the Company shall consolidate with or merge into another corporation, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2 above), at any time after the consummation of such recapitalization, reorganization, consolidation or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such recapitalization, reorganization, consolidation or merger if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the successor or purchasing corporation in such reorganization, consolidation or merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger.

4.3 Notice of Adjustments. The Company shall promptly give written notice to Holder of each adjustment or readjustment of the Warrant Price or the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

4.4 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.

5. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Warrant does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. In the absence of the purchase by the Holder of Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

6. AGREEMENT TO BE BOUND. Upon exercise of this Warrant with respect to any Vested Warrant Stock held by Holder: Holder agrees to be bound by (and will execute) (a) the Tenth Amended and Restated Co-Sale and First Refusal Agreement, dated as of January 17, 2020, by and between the Company, the persons listed on Schedule A thereto and the holders of the Company’s Class B Common Stock listed on the signatures pages thereto, as may be amended, modified, or supplemented from time to time (the “Co-Sale Agreement”) and (b) the Eighth Amended and Restated Investors’ Rights Agreement, dated as of December 20, 2019, by and between the Company and the persons listed on Schedule A thereto, as may be amended, modified, or supplemented from time to time (the “Investors’ Rights Agreement”).

7. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF HOLDER. Holder hereby represents and warrants to, and agrees with, the Company as follows:

7.1 Authorization. This Warrant constitutes Holder’s valid and legally binding obligation, enforceable against Holder in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Holder represents and warrants to the Company that Holder has full power and authority to enter into this Warrant.

7.2 Non-Contravention. The execution and delivery of this Warrant and the performance of the transactions contemplated by this Warrant by the Holder do not and will not violate or conflict with in any material respect, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental authority applicable to the Holder. In addition, the execution and delivery of this Warrant and the performance of the transactions contemplated by this Warrant by the Holder do not and will not result in any violation of the Holder’s organizational documents.

7.3 No Required Approvals. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person in respect of any applicable law, and no lapse of a waiting period under any applicable law, is necessary or required in connection with the execution, delivery or performance by the Holder of this Warrant or the transactions contemplated hereby.

7.4 Purchase for Own Account. The Warrant purchased by Holder and the Warrant Stock issuable under such Warrant (collectively, the “Securities”), will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Act, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

7.5 No Solicitation. At no time was Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

7.6 Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the Securities Act and Rule 144 promulgated thereunder (“Rule 144”) since they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder, the Securities may be resold without registration under the Securities Act only in certain limited circumstances. Holder further recognizes that no federal or state agency has recommended or endorsed the purchase of the Securities, and that the Company is relying on the truth and accuracy of Holder’s representations and warranties in issuing the Securities to Holder without first having registered them under the Securities Act. Holder further understands that the Company is under no obligation to register the Securities, and the Company has no present plans to do so. Furthermore, Holder is familiar with Rule 144, as presently in effect, and understands the limitations imposed thereby and by the Securities Act on resale of the Securities without such registration. Holder realizes that Holder cannot expect to be able to liquidate the Securities readily or at all in the case of an emergency. Holder understands that, whether or not the Securities may be resold in the future without registration under the Act, no public market now exists for any of the Securities and that it is uncertain whether a public market will ever exist for the Securities.

7.7 Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

8. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to, and agrees with, Holder as follows:

8.1 Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution and delivery of this Warrant, and the Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of shares of Warrant Stock to Holder upon exercise of this Warrant, is not and will not be, subject to preemptive rights of the Company or any of its shareholders. The Company has authorized sufficient shares of Class A Common Stock to allow for the exercise of this Warrant.

8.2 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operation of the Company.

8.3 Valid Issuance of Class A Common Stock. The Securities, when issued, granted, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holder in this Warrant, (i) will be issued in compliance with all applicable federal and state securities laws and (ii) will be free of restrictions on transfer other than restrictions on transfer under the Certificate of Incorporation of the Company, the Company’s Bylaws, the Co-Sale Agreement, and the Investor’s Rights Agreement.

8.4 Non-Contravention. The execution and delivery of this Warrant and the performance of the transactions contemplated by this Warrant by the Company, do not and will not violate or conflict with, in any material respect, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental authority applicable to the Company. In addition, the execution and delivery of this Warrant and the performance of the transactions contemplated by this Warrant by the Company do not and will not result in any violation of the Company’s organizational documents.

8.5 No Required Approvals. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or other third party in respect of any applicable law, and no lapse of a waiting period under any applicable law, is necessary or required in connection with the execution, delivery, or performance by the Company of this Warrant or the transactions contemplated hereby.

9. ATTORNEYS’ FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including reasonable attorneys’ fees.

10. TRANSFER. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by Holder without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided that Holder shall have the right to transfer this Warrant and all rights hereunder to its parent company or Holder’s directly or indirectly controlled subsidiaries without the prior written consent of the Company. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by the Company without Holder’s prior written consent, which Holder may withhold in its sole discretion. Within a reasonable time after a permitted transfer and receipt of an executed Assignment Form in the form attached hereto as Schedule 3, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denominations specified in the Assignment Form, and shall issue to the assignor a new warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. For the avoidance of doubt, a surrender of this Warrant by the Holder shall not affect the ability of the Holder to exercise any portion of the Warrant which has not been exercised.

11. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company and Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

12. GOVERNING LAW. This Warrant shall be governed by the internal law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

13. HEADINGS. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits/schedules attached hereto, all of which exhibits/schedules are incorporated herein by this reference.

14. NOTICES. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person or personal delivery service, or mailed by registered or certified mail (return receipt requested); when addressed to the party to be notified and, in case of Holder, at the address set forth on the signature page hereto, or, in the case of the Company, at the address set forth on the signature page hereto, or at such other address as Holder or the Company may designate by written notice to the other party, or (ii) upon email transmission to the address set forth on the signature page hereto, or at such other address as Holder or the Company may designate by written notice to the other party provided, however, that if delivered on a date that is not a business day or after 5:00 p.m. on a business day (in each case at the place of delivery), such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding business day.

15. AMENDMENT; WAIVER. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon Holder, each future holder of such securities, and the Company.

16. DISPUTE RESOLUTION. To the extent permitted by law and notwithstanding anything to the contrary in this Warrant, any legal action or dispute (including the determination of the scope or applicability of this Warrant to arbitrate) shall be submitted to private and confidential arbitration, on an expedited basis, in New York, New York before a single arbitrator with no less than 10 years of commercial experience in the Industry (to be selected from the JAMS panel). If the parties cannot agree on an arbitrator, then JAMS will select the arbitrator from the JAMS panel. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) and in accordance with the Expedited Procedures in those JAMS Rules. The decision of the arbitrator shall be final, conclusive and binding on all parties, and judgment on any award thereon may be entered in any state or federal court located within the City of New York, Borough of Manhattan. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing. The arbitrator shall not award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages. The arbitrator shall not award any incidental, indirect or consequential damages, including damages for lost profits. The prevailing party shall be entitled (in addition to any other available remedies) to recover from the other party such prevailing party’s reasonable costs, fees and expenses (including reasonable attorneys’ fees) and such prevailing party’s share of the costs of such arbitration. Notwithstanding the parties’ agreement to submit all legal actions and/or disputes to final and binding arbitration, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof for claims related to breaches of confidentiality or infringement and/or misappropriation of intellectual property. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located within the City of New York, Borough of Manhattan for the purposes referenced in the immediately preceding sentence and waive any objection to the venue of any proceeding in such court or the defense that such court is an inconvenient forum. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, BY AGREEING TO SUBMIT ALL DISPUTES TO BINDING ARBITRATION AND NOT A JURY, ANY AND ALL SUCH DISPUTES WILL BE HEARD BY AN ARBITRATOR AND NOT A JURY AND, AS SUCH, THE PARTIES ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY DISPUTE BROUGHT BY EITHER PARTY AGAINST THE OTHER.

17. SEVERABILITY. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first above written.

COMPANY:

STUBHUB HOLDINGS, INC.

By:	/s/ Mark Streams
Name:	Mark Streams
Title:	General Counsel

Address: 1209 Orange Street
Wilmington, DE 19801

HOLDER:

YANKEE GLOBAL ENTERPRISES LLC

By:	/s/ Anthony Bruno
Name:	Anthony Bruno
Title:	Chief Financial Officer

Address:	George M. Steinbrenner Field
1 Steinbrenner Drive
Tampa, Florida 33614
Attn: Anthony Bruno

SCHEDULE 1

WARRANT VESTING PROVISIONS

Vesting Based on Advisory Services

On December 31, 2023, in consideration for Holder working with the Company in good faith to provide (or causing to be provided) the Advisory Services on mutually agreed upon Initiatives (examples of which are set forth in the SA Agreement) when reasonably requested by the Company, 15,809.02 shares of Warrant Stock shall automatically vest and be exercisable immediately by Holder.

On December 31, 2024, in consideration for Holder working with the Company in good faith to provide (or causing to be provided) the Advisory Services on mutually agreed upon Initiatives (examples of which are set forth in the SA Agreement), 11,856.77 shares of Warrant Stock shall automatically vest and be exercisable immediately by Holder.

On December 31, 2025, in consideration for Holder working with the Company in good faith to provide (or causing to be provided) the Advisory Services on mutually agreed upon Initiatives (examples of which are set forth in the SA Agreement), 11,856.77 shares of Warrant Stock shall automatically vest and be exercisable immediately by Holder.

On December 31, 2026, in consideration for Holder working with the Company in good faith to provide (or causing to be provided) the Advisory Services on mutually agreed upon Initiatives (examples of which are set forth in the SA Agreement), 7,904.51 shares of Warrant Stock shall automatically vest and be exercisable immediately by Holder.

On December 31, 2027, in consideration for Holder working with the Company in good faith to provide (or causing to be provided) the Advisory Services on mutually agreed upon Initiatives (examples of which are set forth in the SA Agreement), 3,952.25 shares of Warrant Stock shall automatically vest and be exercisable immediately by Holder.

For the avoidance of doubt, the granting and issuance of Vested Warrant Stock referenced above by the Company to Holder is not contingent in any way upon the occurrence of the Initiative Milestones.

Vesting Based on Initiative Milestones

On December 31, 2024, the Company shall issue and grant to Holder 3,952.26 shares of Vested Warrant Stock (up to a maximum of 7,904.52 shares of Vested Warrant Stock) for each (a) test conducted by the Company and Holder (directly or indirectly) of the feasibility of an Initiative with any Affiliate of Holder (the “Beta Test Initiative Milestone”), (b) instance in which Holder directly or indirectly encourages its Affiliates to use any Initiative once such Initiative has launched to the extent such Affiliates are permitted to use such Initiative under the rules and regulations governing such Affiliates, and such Affiliate actually uses such Initiative during the Contract Year (the “Affiliate Initiative Usage Milestone”) or (c) launch of an Initiative to the Industry and such mutually agreed upon promotion and use of such Initiative by any Affiliate (to the extent such Affiliate is permitted to promote and/or use such Initiative under the rules and regulations governing such Affiliate) (the “StubHub Initiative Usage Milestone”, and collectively with the Beta Test Initiative Milestone and the Affiliate Initiative Usage Milestone, the “Initiative Milestones”) that occurs between the date of this Agreement and December 31, 2024.

On December 31, 2025, the Company shall issue and grant to Holder (a) 3,952.26 shares of Vested Warrant Stock (up to a maximum of 7,904.52 shares of Vested Warrant Stock) for each Initiative Milestone that occurs between January 1, 2025 and December 31, 2025 and (b) 3,952.25 shares of Vested Warrant Stock if an Initiative is continuously in operation in all material respects throughout the 2025 Contract Year.

On December 31, 2026, the Company shall issue and grant to Holder (a) 3,952.26 shares of Vested Warrant Stock (up to a maximum of 7,904.52 shares of Vested Warrant Stock) for each Initiative Milestone that occurs between January 1, 2026 and December 31, 2026 and (b) 3,952.25 shares of Vested Warrant Stock if an Initiative is continuously in operation in all material respects throughout the 2026 Contract Year.

On December 31, 2027, the Company shall issue and grant to Holder (a) 3,952.26 shares of Vested Warrant Stock (up to a maximum of 11,856.79 shares of Vested Warrant Stock) for each Initiative Milestone that occurs between January 1, 2027 and December 31, 2027 and (b) 3,952.25 shares of Vested Warrant Stock if an Initiative is continuously in operation in all material respects throughout the 2027 Contract Year.

General Terms Applicable to Vesting Based on Initiative Milestones

1. In the event that Holder (a) fails to, directly or indirectly, provide the Company with the materially necessary information, data, assets, or other knowledge or resources needed to successfully develop and launch an Initiative or reach any Initiative Milestone on a reasonably prompt timeline, or (b) otherwise fails to work with the Company in good faith to successfully develop and launch an Initiative or reach any Initiative Milestone, and provided that the Company is not in violation of the provisions of paragraph 2 herein, then the Company will cause Holder to be notified regarding such failure, and Holder or any of its Affiliates will subsequently have ten (10) days (the “Cure Period”) to cure such failure. In the event Holder fails to cure such failure during the Cure Period, no Warrant Stock shall vest with respect to such Initiative for the applicable Contract Year; provided, however, that Holder shall still be eligible to earn the maximum amount of Warrant Stock for such Contract Year via the occurrence of other Initiative Milestones and/or the continuous operation in all material respects of another Initiative in such Contract Year. For the avoidance of doubt, the parties acknowledge and agree that neither party can breach this Section 1 before the parties have mutually agreed on an Initiative to jointly develop pursuant to Section 3 below.

2. In the event that the Company (a) fails to, on a reasonably prompt timeline, directly or indirectly provide Holder with the materially necessary data, information, assets, Technologies, or other knowledge or resources needed to successfully develop and launch an Initiative or reach any Initiative Milestone, or (b) otherwise fails to work with Holder in good faith to successfully develop and launch an Initiative or reach any Initiative Milestone, and provided that Holder is not in violation of the provisions of paragraph 1 herein, then Holder will cause the Company to be notified regarding such failure, and the Company will subsequently have the Cure Period to cure such failure. In the event the Company fails to cure such failure during the Cure Period, the vesting requirements with respect to such Initiative will be deemed automatically satisfied for the applicable Contract Year. For the avoidance of doubt, the parties acknowledge and agree that neither party can breach this Section 2 before the parties have mutually agreed on an Initiative to jointly develop pursuant to Section 3.

3. Throughout the Term, Holder and the Company shall mutually agree on (a) which Initiatives to jointly develop and (b) all terms and conditions of such Initiatives. Each party agrees to consider in good faith the other party’s proposed Initiatives and use commercially reasonable best efforts to reach agreement on which Initiatives to jointly pursue as expediently as possible.

4. For the avoidance of doubt, (a) a decision by the Company not to continue to operate an Initiative in all material respects or (b) a determination by either party after an Initiative Milestone occurs that continuing to operate and/or develop such Initiative is not in its best financial interests, shall not prevent Holder from receiving Vested Warrant Stock as credit for continuously operating an Initiative in all material respects or reaching an Initiative Milestone, as applicable. For illustrative purposes only, if, after the occurrence of a Beta Test Initiative Milestone, Holder determines that continuing to develop such Initiative is not in its best financial interests, then Holder shall still be issued Vested Warrant Stock for the occurrence of the Initiative Milestone. As a further example, if in July 2025 the Company decides to discontinue an Initiative, and no other Initiatives are being continuously operated in all material respects, such that Holder can receive Warrant Stock for the maintenance of such Initiative, then on December 31, 2025, Holder shall receive 3,952.25 shares of Vested Warrant Stock for the continuous operation of the Initiative in all material respects during the 2025 Contract Year, notwithstanding the Company’s decision to discontinue such Initiative in July.

5. If no Initiatives are being maintained in any Contract Year, then Holder will be eligible to earn the maximum amount of Warrant Stock via the occurrence of any Initiative Milestone. For illustrative purposes only, if no Initiatives are being maintained on January 1, 2025, then Holder shall be eligible to receive 11,856.79 shares of Vested Warrant Stock in the 2025 Contract Year (i.e., 3,952.26 shares of Vested Warrant Stock per Initiative Milestone).

6. Any Warrant Stock which was eligible to vest in a Contract Year but does not vest in accordance with its terms shall be eligible to vest in future Contract Years of the Term. For illustrative purposes only, if no Initiative Milestones occur in the 2025 Contract Year and no Initiatives are continuously operated in all material respects in the 2025 Contract Year, then 23,713.54 shares of Warrant Stock will be eligible to vest in the 2026 Contract Year (i.e., 3,952.25 shares of Vested Warrant Stock for continuously operating any Initiative in all material respects and an additional 3,952.26 shares of Vested Warrant Stock (up to a maximum of 19,761.28 shares) for the occurrence of Initiative Milestones).

7. Holder and the Company shall use commercially reasonable best efforts to meet in-person or via telephone or videoconference no less than once each year during the Term to review and discuss potential Initiatives to jointly work on during the Term.

SCHEDULE 2

FORM OF NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant)

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐

_______________ shares of Class A Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the exercise price of such shares of Class A Common Stock in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to _______________ shares of Class A Common Stock.

HOLDER:

Date:	By:
Name:
Title:

Address:

Name in which shares should be registered: Yankee Global Enterprises LLC

SCHEDULE 3

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Assignee Name: ______________________________________________________________________

(Please Print)

Assignee Address: _____________________________________________________________________

(Please Print)

Dated: __________________

Signature of Authorized Signatory of Holder: ____________________

Holder’s Address: ______________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, unless otherwise approved by Company. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

SCHEDULE 4

FORM OF ACKNOWLEDGMENT

To: ___________________________

The undersigned hereby acknowledges that as of the date hereof, ______________ (_________) shares of Class A Common Stock remain subject to the right of purchase in favor of ___________________________ pursuant to that certain Class A Common Stock Warrant, dated as of _______________, 2023.

DATED: _________________________

STUBHUB HOLDINGS, INC.

By:
Name:
Title: